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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) February 10, 1997 with respect to the consolidated financial statements of Commodore Media, Inc. and Subsidiaries,
(ii) February 3, 1997 with respect to the consolidated financial statements of Southern Star Communications, Inc., formerly known as Osborn Communications Corporation, and (iii) March 5, 1998, except for Notes 2 and 14 as to which the date is April 27, 1998, with respect to the consolidated financial statements of SFX Broadcasting Inc. and Subsidiaries, all included in Amendment No. 5 to the Registration Statement (Form S-1, No. 333-48819) and related Prospectus of Capstar Broadcasting Corporation for the registration of shares of its common stock.


                                            ERNST & YOUNG LLP

New York, New York

May 22, 1998